THE UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2023

The Boston Beer Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	001-14092	04-3284048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Design Center Place Suite 850
Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 368-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock. $0.01 par value	SAM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2023, the Company announced that it has hired Diego Reynoso, age 47, as its Chief Financial Officer and Treasurer. Mr. Reynoso will report directly to Chief Executive Officer David A. Burwick and will have primary responsibility for overseeing all the Company’s finance, treasury, and information technology functions. It is anticipated that his start date will be on or around September 5, 2023.

Mr. Reynoso’s hiring fills the vacancy created by the departure of former Chief Financial Officer and Treasurer Frank H. Smalla in April 2023. Since Mr. Smalla’s departure, Chief Accounting Officer Matthew D. Murphy has served in the additional role of interim Chief Financial Officer and Treasurer. In connection with Diego’s appointment, Mr. Murphy will resume his previous role as Vice President of Finance, Chief Accounting Officer and will report to Mr. Reynoso upon his start date; there are no corresponding changes to Mr. Murphy’s compensation.

Mr. Reynoso has over 25 years of experience in finance and operations in the alcoholic beverage and food industry. Most recently, he served as the Chief Financial Officer of the Prepared Foods division of Tyson Foods, a multinational food manufacturer, based out of its Chicago office, from 2021 to 2023. From 2017 to 2021, he served as Senior Vice President and Chief Financial Officer of the $5 billion beer division of Constellation Brands, an international alcoholic beverage company, also based out of its Chicago office. Prior to that, Mr. Reynoso held various senior financial and operational roles at Beam Suntory Inc., a global spirits manufacturer, from 2005 to 2017, including as CFO Global Operations and Group Treasury and Tax from 2016 to 2017, North American Chief Financial Officer & General Manager International Markets from 2014 to 2016, and Chief Operating Officer and Chief Financial Officer North America from 2013 to 2014. Earlier in his career. he also previously held roles at Allied-Domecq, Danone, and Procter & Gamble. He was appointed to the Board of Directors of SunOpta Inc., a natural food and mineral company headquartered in Eden Prairie, Minnesota, in March 2023 and currently serves as a member of SunOpta’s Audit Committee.

On July 21, 2023, Mr. Reynoso and the Company entered into an Offer Letter outlining the details of his employment and compensation. A copy of the Offer Letter is attached hereto as Exhibit 10.1 and is incorporated by reference. The non-equity terms of the Offer Letter were approved by the Compensation Committee on June 23, 2023. The equity portion of the Offer Letter was approved by the full Board of Directors on June 24, 2023.

Mr. Reynoso’s annual base salary will be $600,000, with his bonus potential determined by the Company’s performance against its “2023 Company Goals” in accordance with its “Bonus Scale”, both of which are described in the Current Report on Form 8-K filed by the Company on February 10, 2023. If the Company achieves the 100% payout level on the Bonus Scale, Mr. Reynoso’s bonus target will be 60% of his base salary.

Additionally, the Company will grant Mr. Reynoso an option (the “Option”) to purchase shares of the Company’s Class A Common Stock (“Class A Shares”) valued at approximately $1.5 million. The Option will be granted on October 31, 2023 (the “Grant Date”). The number of shares will be determined on the Grant Date based on the market price of the Class A Shares on the day prior to the Grant Date (the “Closing Price”), and the per share exercise price will be the Closing Price. The Option will vest as to 25% of the shares covered by the Option on March 1 in each of the years 2024 through 2027, contingent upon Mr. Reynoso’s continued employment by the Company on the applicable vesting dates.

The Company will also grant Mr. Reynoso a restricted stock unit (“RSU”) award for a number of Class A Shares on the Grant Date valued at approximately $1,500,000. The number of RSUs will be determined on the Grant Date based on the Closing Price. The RSUs will vest as to 25% of the shares covered by the award on March 1 in each of the years 2024 through 2027, contingent upon Mr. Reynoso’s continued employment by the Company on the applicable vesting dates.

The Company will provide Mr. Reynoso with certain relocation assistance, up to a maximum of $600,000, related to selling his home, the purchase of a new home, certain settling-in allowances, the storage of household goods, and temporary commuting costs.

There are no other arrangements or understandings between Mr. Reynoso and any other person pursuant to which he was appointed Chief Financial Officer and Treasurer. Mr. Reynoso has no familial or other material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company.

The Company issued a press release regarding the hiring of Mr. Reynoso, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	Offer Letter between Diego Reynoso and the Company dated July 21, 2023
99.1	Press Release announcing hiring of Diego Reynoso, dated July 24, 2023
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc.

Date:	July 24, 2023	By:	/s/ David A. Burwick
Name: David A. Burwick Title: President & Chief Executive Officer